Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS SECOND-QUARTER 2010 RESULTS
Second-Quarter Net Sales Increased by 9.1% and Earnings Per Share More Than Doubled
Company Raises 2010 Net Sales and EPS Guidance
WINSTON-SALEM, N.C. (July 21, 2010) — Hanesbrands Inc. (NYSE: HBI) today raised its 2010 sales and earnings guidance after reporting that second-quarter 2010 net sales increased 9.1 percent and diluted earnings per share increased by $0.55 to $0.87, up from $0.32 a year ago.
An income tax rate adjustment in the quarter increased EPS by $0.20 compared with last year’s quarter. Excluding the tax rate adjustment, EPS of $0.67 in the quarter increased by $0.35, driven by higher sales, improved operating profit margin, and year-ago restructuring, which added $0.32 combined.
Net sales increased by $90 million to $1.08 billion with double-digit increases for the company’s three largest business segments — Innerwear, Outerwear and International.
Based on performance in the first two quarters, Hanesbrands is raising its 2010 guidance. Full-year net sales growth is expected to be 8 percent to 10 percent, up from the previous guidance of 6 percent to 8 percent issued after first-quarter results. EPS is expected to be in the range of $2.25 to $2.35, up from previous guidance of $2.15 to $2.27.
“We continued our strong start in 2010,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “Our brands are performing well with consumers, helping drive share gains in core categories and delivering strong productivity for the new sales programs we secured for this year.”
Business Segment Summary and Highlights
The company secured numerous new sales programs that resulted in significant shelf-space gains for 2010. These programs contributed approximately 6 percentage points of the quarter’s 9.1 percent sales growth. Increased retail sell through, retailer inventory restocking, and foreign currency exchange rates drove approximately 3 percentage points of growth.

Hanesbrands Inc. Reports Second-Quarter 2010 Results — Page 2
Double-digit sales increases in the Innerwear, Outerwear and International segments combined for $103 million in sales growth, partially offset by a combined $14 million decrease in the Hosiery and Other segments. Direct to Consumer sales were up slightly.
The company’s operating profit margin improved to 11.4 percent of sales in the quarter, up from 8.5 percent a year ago. The Innerwear, Outerwear and International segments generated $21 million of increased operating profit in the quarter, partially offset by lower operating profit in the Hosiery and Direct to Consumer segments. Restructuring and related actions reduced operating profit in last year’s quarter by $13 million.
Key business segment highlights include:
•	The 10 percent increase in Innerwear sales was driven by increases in all product categories except women’s panties. Men’s underwear recorded its second consecutive quarter of double-digit sales growth with strong share gains, while socks delivered mid-single-digit growth. The segment had operating profit growth even with increased investment in media and marketing in the quarter.

During the quarter, the Hanes brand launched television advertising featuring Michael Jordan for new men’s underwear products, and Playtex began airing a new television ad for 18 Hour bras. Additionally, the Barely There and Hanes brands launched new Smart Size bras featuring proprietary shape-to-fit technology in mass merchants and department stores.

•	Across-the-board growth in the Outerwear segment, led by the Just My Size, Champion and Hanes brands, resulted in a 16 percent sales increase for the quarter and a doubling of operating profit over weak levels last year. Retail casualwear sales more than doubled, fueled by growth of the company’s Just My Size brand of plus-size apparel, while retail activewear and wholesale casualwear had mid-single-digit sales gains.

•	International segment sales increased by 14 percent, with double-digit gains in all countries, except low single-digit growth in Mexico and a decline in Japan. Segment operating profit increased by nearly 50 percent.
Guidance
Hanesbrands has raised its 2010 net sales guidance to 8 percent to 10 percent growth, up from 6 percent to 8 percent. The company raised guidance as a result of additional new sales programs for the second half of the year, higher than expected productivity of new programs from previously announced shelf-space gains, and expectations of a continued overall increase in consumer spending and retailer inventory restocking.
Based on expected sales growth and operating margin expansion, Hanesbrands has raised its 2010 EPS guidance to $2.25 to $2.35, up from the previous guidance of $2.15 to $2.27.

Hanesbrands Inc. Reports Second-Quarter 2010 Results — Page 3
Operating margin improvement for the year is expected to be at the high end of the company’s previously stated goal of 50 to 100 basis points. This improvement includes the negative impact of an approximate $25 million to $30 million in expected incremental short-term costs to secure product, service customers and maximize potential sales growth in 2010. Interest expense for the year is expected to be approximately $150 million to $153 million, and the full-year tax rate, including the second-quarter adjustment, is expected to be approximately 14 percent to 15 percent, up from the 2009 rate of 12 percent.
Inventories at the end of the quarter were $1.3 billion, up $61 million, or 5 percent, from the end of last year’s second quarter. Year-end inventories are expected to increase by up to $100 million over last year, an increase of approximately 9 to 10 percent, which is in line with expected 2010 sales growth. Strong profit growth partially offset by working capital investment is expected to yield free cash flow of $200 million to $250 million in 2010. Based on the 2010 performance guidance, the company’s debt-to-EBITDA leverage ratio could fall to less than 3.5 times assuming free cash flow were used entirely to pay down debt to the $1.65 billion to $1.7 billion level. Hanesbrands’ EBITDA leverage ratio was 4.6 times at the end of 2009.
Because of systemic cost inflation, particularly for cotton, energy and labor, Hanesbrands is working with its customers to offset 2011 cost increases through joint efficiency initiatives as well as price increases. The timing and size of price increases will vary by product category. While some price increases will take effect in the third and fourth quarters of 2010, the majority of the pricing impact will begin in 2011.
Certain Financial Measures
Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. The debt-to-EBITDA leverage ratio is calculated by dividing total debt by EBITDA. Hanesbrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanesbrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for reconciliation.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands website. A telephone playback will be available from approximately 7 p.m. EDT today through midnight July 28, 2010. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 83956551.

Hanesbrands Inc. Reports Second-Quarter 2010 Results — Page 4
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply-chain sources; the impact of natural disasters; the impact of dramatic changes in the volatile market price of cotton and increases in prices of other materials used in our products; the impact of increases in prices of oil-related materials and other costs such as energy and utility costs; our ability to effectively manage our inventory and reduce inventory reserves; our ability to continue to effectively distribute our products through our distribution network as we continue to consolidate our distribution network; our ability to optimize our global supply chain; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of everyday apparel essentials under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there and Wonderbra. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanesbrands has approximately 50,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including the company’s 2010 U.S. Environmental Protection Agency Energy Star Partner of the Year Award, may be found on the Hanesbrands Internet website at www.hanesbrands.com.
# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	July 3, 2010	July 4, 2009	% Change	July 3, 2010	July 4, 2009	% Change
Net sales	$1,075,852	$986,022	9.1%	$2,003,692	$1,843,863	8.7%

Cost of sales	701,046	658,631		1,301,456	1,258,596

Gross profit	374,806	327,391	14.5%	702,236	585,267	20.0%
As a % of net sales	34.8%	33.2%		35.0%	31.7%

Selling, general and administrative expenses	252,001	230,699		493,719	453,937
As a % of net sales	23.4%	23.4%		24.6%	24.6%

Restructuring	—	12,544		—	31,215

Operating profit	122,805	84,148	45.9%	208,517	100,115	108.3%
As a % of net sales	11.4%	8.5%		10.4%	5.4%

Other expenses	2,628	168		4,034	4,114
Interest expense, net	36,573	44,807		74,068	81,607

Income before income tax expense (benefit)	83,604	39,173		130,415	14,394
Income tax expense (benefit)	(1,808)	8,618		8,490	3,167

Net income	$85,412	$30,555	179.5%	$121,925	$11,227	986.0%

Earnings per share:
Basic	$0.89	$0.32		$1.27	$0.12
Diluted	$0.87	$0.32	171.9%	$1.25	$0.12	941.7%

Weighted average shares outstanding:
Basic	96,420	95,023		96,376	94,724
Diluted	98,027	96,167		97,781	95,607

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Six Months Ended
	July 3, 2010	July 4, 2009	% Change	July 3, 2010	July 4, 2009	% Change
Segment net sales:
Innerwear	$559,250	$508,337	10.0%	$1,010,067	$926,327	9.0%
Outerwear	263,331	226,835	16.1%	505,179	444,346	13.7%
Hosiery	31,923	39,966	-20.1%	79,831	90,348	-11.6%
Direct to Consumer	93,861	93,458	0.4%	178,353	174,854	2.0%
International	127,487	111,792	14.0%	230,262	199,711	15.3%
Other	—	5,634	-100.0%	—	8,277	-100.0%

Total net sales	$1,075,852	$986,022	9.1%	$2,003,692	$1,843,863	8.7%

Segment operating profit (loss):
Innerwear	$88,695	$83,312	6.5%	$163,671	$130,668	25.3%
Outerwear	17,361	6,882	152.3%	22,323	(6,837)	NM
Hosiery	8,833	12,104	-27.0%	27,339	29,577	-7.6%
Direct to Consumer	7,264	10,938	-33.6%	8,137	15,346	-47.0%
International	14,733	9,969	47.8%	25,638	19,137	34.0%
General corporate expenses/other	(14,081)	(20,212)	-30.3%	(38,591)	(44,504)	-13.3%
Restructuring and related expenses	—	(18,845)	-100.0%	—	(43,272)	-100.0%

Total operating profit	$122,805	$84,148	45.9%	$208,517	$100,115	108.3%

EBITDA:
Net income	$85,412	$30,555		$121,925	$11,227
Interest expense, net	36,573	44,807		74,068	81,607
Income tax expense (benefit)	(1,808)	8,618		8,490	3,167
Depreciation and Amortization	19,893	21,579		42,729	45,629

Total EBITDA	$140,070	$105,559	32.7%	$247,212	$141,630	74.5%

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 3, 2010	January 2, 2010
Assets
Cash and cash equivalents	$36,797	$38,943
Trade accounts receivable, net	512,801	450,541
Inventories	1,295,621	1,049,204
Other current assets	271,945	283,869

Total current assets	2,117,164	1,822,557

Property, net	595,687	602,826
Intangible assets and goodwill	453,434	458,216
Other noncurrent assets	447,436	442,965

Total assets	$3,613,721	$3,326,564

Liabilities
Accounts payable and accrued liabilities	$727,605	$647,606
Notes payable	32,429	66,681
Current portion of debt	132,515	164,688

Total current liabilities	892,549	878,975

Long-term debt	1,868,672	1,727,547
Other noncurrent liabilities	390,217	385,323

Total liabilities	3,151,438	2,991,845

Equity	462,283	334,719

Total liabilities and equity	$3,613,721	$3,326,564

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	July 3, 2010	July 4, 2009
Operating Activities:
Net income	$121,925	$11,227
Depreciation and amortization	42,729	45,629
Other noncash items	16,533	18,576
Changes in assets and liabilities, net	(245,459)	(48,915)

Net cash provided by (used in) operating activities	(64,272)	26,517

Investing Activities:
Purchases of property and equipment, net and other	(13,422)	(69,037)

Financing Activities:
Net borrowings on notes payable, debt and other	76,247	22,828

Effect of changes in foreign currency exchange rates on cash	(699)	(89)

Decrease in cash and cash equivalents	(2,146)	(19,781)

Cash and cash equivalents at beginning of year	38,943	67,342

Cash and cash equivalents at end of period	$36,797	$47,561